Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2009

SAN DIEGO, California, November 5, 2009 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended September 30, 2009. Revenue for the September 2009 quarter was $247.0 million, a 13% increase (a 16% increase on a constant currency basis) over the quarter ended September 30, 2008. For the quarter ended September 30, 2009, income from operations was $52.7 million and net income was $42.1 million, an increase of 44% and 50%, respectively, compared to the quarter ended September 30, 2008. Diluted earnings per share for the quarter ended September 30, 2009 was $0.55, an increase of 53% compared to the quarter ended September 30, 2008.

SG&A costs were $76.8 million for the September 2009 quarter, an increase of $5.4 million or 8% (an 11% increase on a constant currency basis) over the same period in the prior fiscal year. SG&A expenses were favorably impacted by the appreciation of the U.S. dollar against international currencies. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 31% of revenue in the September 2009 quarter, compared to 33% in the same period in the prior fiscal year.

R&D expenses were $17.9 million for the September 2009 quarter, or approximately 7% of revenue. R&D expenses increased by 4% (a 9% increase on a constant currency basis) compared to the prior year quarter. R&D expenses were positively impacted by the appreciation of the U.S. dollar against international currencies, particularly the Australian dollar. The increase in research and development outlays reflects ResMed’s continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development.

Amortization of acquired intangibles was $1.8 million ($1.2 million, net of tax) for the quarter ended September 30, 2009. Stock-based compensation costs incurred during the quarter ended September 30, 2009 of $6.5 million ($4.5 million, net of tax) consisted of expenses associated with stock options granted to employees and with our employee stock purchase plan.

During the quarter, the company donated $1.0 million ($0.6 million, net of tax) to the ResMed Foundation. The Foundation was established to promote research into the deleterious medical consequences of untreated sleep-disordered breathing.

Inventory, at $175.1 million, increased by $17.7 million compared to June 30, 2009. Accounts receivable days sales outstanding, at 77 days, increased by 3 days compared to June 30, 2009.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the first quarter of fiscal 2010, we continued to show strong growth year over year. Our favorable mix of product sales and market share gains led to a 19% increase in the Americas over the prior year quarter, resulting in $134.7 million in revenue. Sales outside the Americas were impacted by currency movements, in particular the depreciation of the Euro against the US dollar. As a result, sales outside the Americas increased by 8% to $112.3 million, but were up 13% in constant currency terms. Cash flow from operations for the September quarter was $64.1 million. Our robust revenue growth, strong operating cash flows and exciting product pipeline continue to position us well for the future.”

Mr. Gallahue continued, “As promised, we are steadily introducing new products in what proves to be a very exciting year for launching innovative treatment options for sleep-disordered breathing. This summer, we launched the ApneaLink™ Plus, our type 3 device for home sleep testing and more recently, we launched the Swift™ FX mask in Europe and the Mirage™ SoftGel mask in the Americas. These two new masks are receiving a great reception. We are also taking active steps, both in concert with another industry participant, and on our own, to drive further awareness in the primary care community of the health dangers of sleep-disordered breathing through educational programs. These efforts should further enlighten both doctors and patients especially with respect to the relationship between sleep-disordered breathing/obstructive sleep apnea and co-morbidities such as cardiac disease, diabetes, hypertension and obesity as well as the dangers of sleep apnea in regard to occupational health and safety, especially in the transport industry.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing (866) 700-7173 (domestic) or +1 (617) 213-8838 (international) and entering conference I.D. No. 58367514. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 96602021.

Further information can be obtained by contacting Connie Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

- More -

RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2009	2008
Net revenue	$246,992	$217,931
Cost of sales	96,814	90,804
Gross profit	150,178	127,127
Operating expenses
Selling, general and administrative	76,756	71,337
Research and development	17,914	17,293
Amortization of acquired intangible assets	1,845	1,933
Donation to Foundation	1,000	—
Total operating expenses	97,515	90,563
Income from operations	52,663	36,564
Other income (expense), net:
Interest income (expense), net	2,125	3,231
Other, net	3,118	(1,068)
Total other income (expense), net	5,243	2,163
Income before income taxes	57,906	38,727
Income taxes	15,804	10,701
Net income	$42,102	$28,026

Basic earnings per share	$0.56	$0.37
Diluted earnings per share	$0.55	$0.36

Basic shares outstanding	75,394	75,613
Diluted shares outstanding	76,762	77,180

- More -

RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	September 30, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$477,824	$415,650
Accounts receivable, net	208,825	212,096
Inventories	175,108	157,431
Deferred income taxes	43,859	44,368
Income taxes receivable	4,998	2,067
Prepaid expenses and other current assets	29,196	21,672
Total current assets	939,810	853,284
Property, plant and equipment, net	397,375	377,613
Goodwill	221,186	213,169
Other intangibles	35,431	35,023
Deferred Income taxes	20,464	19,364
Other assets	5,870	9,515
Total non-current assets	680,326	654,684
Total assets	$1,620,136	$1,507,968
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,287	$48,293
Accrued expenses	75,297	67,018
Deferred revenue	31,192	28,881
Income taxes payable	69,808	56,972
Deferred Income taxes	416	391
Current portion of long-term debt	68,296	67,545
Total current liabilities	292,296	269,100
Non Current Liabilities:
Deferred income taxes	11,548	11,137
Deferred revenue	14,878	15,238
Income taxes payable	3,395	3,110
Long-term debt	95,093	94,191
Total non-current liabilities	124,914	123,676
Total liabilities	417,210	392,776
Stockholders’ Equity:
Common Stock	300	301
Additional paid-in capital	545,186	522,982
Retained earnings	736,893	694,791
Treasury stock	(244,342)	(208,659)
Accumulated other comprehensive income	164,889	105,777
Total stockholders’ equity	1,202,926	1,115,192
Total liabilities and stockholders’ equity	$1,620,136	$1,507,968

- End -